CONSENT OF LABARGE WEINSTEIN LLP

We hereby consent to the use of our firm’s name on the face page, and under the headings “Legal Matters”, “Interest of Experts”, “Documents Filed as Part of the Registration Statement” and “Enforceability of Civil Liabilities”, in the prospectus filed as part of the registration statement on Form F-10 of IMRIS Inc. relating to the offering of up to US$75 million of equity securities of IMRIS Inc. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

DATED: October 2, 2012

LABARGE WEINSTEIN LLP

/s/ LaBarge Weinstein LLP